Exhibit (k)(viii)

                         MAN-GLENWOOD LEXINGTON TEI, LLC
                                  CLASS A UNITS

                FORM OF DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

                               [__________], 2006

        WHEREAS, Man-Glenwood Lexington TEI, LLC (the "Fund") is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and offers for public sale units of limited liability company interests ("Units");

        WHEREAS, the Fund relies on an exemptive order issued by the Securities and Exchange Commission to issue multiple classes of Units;

        WHEREAS, Units are divided into one or more classes, one of which is designated as Class A Units;

        WHEREAS, the Fund desires to adopt a plan pursuant to Rule 12b-1 under the 1940 Act for the Class A Units, and the Board of Managers of the Fund (the "Board") has determined that there is a reasonable likelihood that adoption of said plan will benefit the Class A Units and their unitholders; and

        WHEREAS, the Fund has entered into a Distribution Agreement with Man Investments Inc. (the "Distributor") pursuant to which the Distributor has agreed to serve as the general distributor of the Units;

        NOW, THEREFORE, the Fund, with respect to the Class A Units, hereby adopts this Distribution Plan Pursuant to Rule 12b-1 (the "Plan") in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

        1.    A.    The Class A Units of the Fund shall pay to the Distributor, as compensation for distribution of Class A Units and/or for providing services to Class A unitholders, a fee at the annual rate of 0.50% of the aggregate value of the outstanding Class A Units, determined as of the last day of each calendar month (before repurchase of any Class A Units), and paid quarterly or at such other intervals as the Board shall determine.

              B. The distribution and service fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years, PROVIDED THAT, so long as the limitations set forth in Rule 2830 of the Conduct Rules ("Rule 2830") of the National Association of Securities Dealers, Inc. ("NASD") remain in effect as to the Fund and apply to recipients of payments made under this Plan, the amounts paid hereunder shall not exceed those limitations, including permissible interest. Amounts expended in support of the activities described in Paragraph 2.B. of this Plan may be excluded in determining whether expenditures under the Plan exceed the appropriate percentage of new gross assets specified in Rule 2830. Solely for purposes of Rule 2830 calculations, amounts expended in support of the activities described

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in Paragraph 2.B. of this Plan will be deemed not to exceed 0.25% of the Fund's net assets attributable to Class A Units.

        2.    A.    As the general distributor of the Units, the Distributor may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of Class A Units of the Fund, including, but not limited to, (i) compensation to selling firms and others (including affiliates of the Distributor) that engage in or support the sale of Class A Units of the Fund; and (ii) marketing, promotional and overhead expenses incurred in connection with the distribution of Class A Units of the Fund. The Distributor may use service fees to compensate selling firms and others for providing personal and account maintenance services to unitholders.

              B. The Distributor may spend such amounts as it deems appropriate on the administration and servicing of Class A unitholder accounts, including, but not limited to, responding to inquiries from unitholders or their representatives requesting information regarding matters such as unitholder account or transaction status, net asset value of Class A Units, performance, services, plans and options, investment policies, portfolio holdings, and repurchases of Units and distributions and taxation thereof; and dealing with complaints and correspondence of unitholders; including compensation to organizations and employees who service Class A unitholder accounts, and expenses of such organizations, including overhead and telephone and other communications expenses.

        3. Amounts paid to the Distributor by Class A Units of the Fund will not be used to pay the expenses incurred with respect to any other class of Units of the Fund; PROVIDED, HOWEVER, that expenses attributable to the Fund as a whole will be allocated, to the extent permitted by law, according to a formula based upon gross sales dollars and/or average net assets of each such class, as may be approved from time to time by a vote of a majority of the Managers.

        4. Man-Glenwood Lexington Associates Portfolio, LLC (the "Portfolio Company"), in which the Fund invests substantially off of its investable assets, pays and will continue to pay a management fee to Glenwood Capital Investments, L.L.C. ("Glenwood") pursuant to an investment advisory agreement between the Portfolio Company and Glenwood, and the Fund pays and will continue to pay an administration services fee to Glenwood, pursuant to a services agreement between the Fund and Glenwood. It is recognized that Glenwood may use its management fee revenue, as well as its past profits or its other resources from any other source, to make payments with respect to any expenses incurred in connection with the distribution of Class A Units of the Fund, including the activities referred to in Paragraph 2 above. To the extent that the indirect payment of management or other fees by the Fund to Glenwood should be deemed to be indirect financing of any activity primarily intended to result in the sale of Class A Units within the meaning of Rule 12b-1, then such payment shall be deemed to be authorized by this Plan.

        5. This Plan shall take effect as promptly as reasonably practicable following the approval of the Plan by a majority of the Fund's outstanding Units at a meeting of unitholders duly called and held for such purpose, and shall continue in effect for successive periods of one year from its execution for so long as such continuance is specifically approved at least annually together

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with any related agreements, by votes of a majority of both (a) the Board and
(b) those Managers who are not "interested persons" of the Fund, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Managers"), cast in person at a meeting or meetings duly called for the purpose of voting on this Plan and such related agreements; and only if the Managers who approve the implementation or continuation of the Plan have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

        6. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

        7. This Plan may be terminated without penalty at any time (a) by the vote of a majority of the Fund's Board, including a majority of the Managers who are not "interested persons" of the Fund, as defined in the 1940 Act, or by a vote of a majority of the Fund's outstanding Class A Units, or (b) upon 60 days' written notice to the Distributor. The Distributor may terminate the Plan without penalty upon 60 days' written notice to the Fund.

        8. This Plan may not be amended to increase materially the amount of fees to be paid by the Fund hereunder unless such amendment is approved by a vote of a majority of the outstanding securities (as defined in the 1940 Act) of the Class A Units of the Fund, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided in Paragraph 5 hereof for annual approval.

        9. While this Plan is in effect, the selection and nomination of Managers who are not "interested persons" of the Fund, as defined in the 1940 Act, shall be committed to the discretion of Managers who are themselves not interested persons.

        10. The Fund shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of expiration of the Plan or agreement, as the case may be, the first two years in an easily accessible place and shall preserve copies of each report made pursuant to Paragraph 6 hereof for a period of not less than six years from the date of such report, the first two years in an easily accessible place.

                            [SIGNATURE PAGE FOLLOWS]

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        IN WITNESS WHEREOF, the Fund has executed this Distribution Plan
Pursuant to Rule 12b-1 as of the day and year set forth below.


                                            MAN-GLENWOOD LEXINGTON TEI, LLC
                                            Date:  [__________], 2006

                                            By:
                                               ----------------------------
                                            Name:
                                            Title:



Agreed and assented to:
MAN INVESTMENTS INC.


By:________________________________
Name:
Title:

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